EXHIBIT 99.1

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PRESS RELEASE

Dick’s Sporting Goods Reports 4.6% Comp Gain in Fourth Quarter Sales; Increases Fourth Quarter and Full Year EPS Guidance and Announces Two-for-One Stock Split

PITTSBURGH, Pa., February 10, 2004 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today announced that net sales for the quarter ended January 31, 2004 increased 20% to $474.4 million compared with $395.2 million for the quarter ended February 1, 2003. Comparable store sales increased 4.6%.

Due to better-than-expected fourth quarter sales, the Company is increasing EPS guidance for the fourth quarter to a range of $0.98 – 0.99 per diluted share based on an estimated 25.9 million fully-diluted shares outstanding compared to $0.82 per diluted share for the quarter ended February 1, 2003, or $0.88 per diluted share pro-forma in the fourth quarter of last year which included a non-cash after-tax charge against an investment of $1.4 million, or $0.06 per diluted share. The Company’s previous guidance was $0.91 – 0.92 per diluted share.

Accordingly, the Company is increasing EPS guidance for the full year to a range of $2.08 to 2.09 per diluted share based on an estimated 25.1 million fully-diluted shares outstanding compared to $1.87 per diluted share for the year ended February 1, 2003, or $1.78 per diluted share pro-forma last year which included a reduction of interest expense and an increase in diluted shares as if the Company had consummated its initial public offering at the beginning of the first quarter last year rather than on the October 15, 2002 effective date, and excludes the non-cash charge taken in the fourth quarter last year as discussed above. The Company’s previous guidance was $1.99 — 2.00 per diluted share.

“The associates at Dick’s continued to execute in the fourth quarter as evidenced by a 4.6% comp sales gain despite a difficult comparison with the prior year,” said Edward W. Stack, Chairman and CEO. “We were able to execute effectively throughout our organization, taking advantage of the colder weather as it developed in the Eastern U.S.”

Two-for-One Stock Split

The Company also announced today that its Board of Directors has approved a two-for-one stock split of the Company’s common shares. The split will be effected by issuing our record holders one additional share of common stock for every share of common stock held, and one additional share of Class B common stock for every share of Class B common stock held on the record date of March 19, 2004. We expect that the additional shares will be distributed on or about April 5, 2004.

“We believe that the split will make the Company’s stock even more accessible and attractive to a broader range of investors. Our decision further demonstrates the confidence of our Board of Directors and management in both the strong fundamentals and growth potential of our business,” said Edward W. Stack, Chairman and CEO.

The share price of the Company’s common stock on the New York Stock Exchange rose more than 160% in calendar 2003 and more than 340% from its IPO price in October, 2002.

The Company expects to report earnings for the fourth quarter and fiscal year ending January 31, 2004 on March 11, 2004.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on April 29, 2003. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. Our historical share prices or gains in share prices may not be indicative of future stock performance.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of January 31, 2004, the Company operated 163 stores in 27 states throughout the Eastern half of the U.S.

Dick’s Sporting Goods, Inc. news releases are available at http://dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines EVP – Chief Financial Officer or
Jeffrey R. Hennion, VP – Finance & Treasurer
412-788-6066
investors@dcsg.com

Regulation G Reconciliations

The Company believes the use of pro-forma results for the prior periods provides a more meaningful comparison to the current period results due to the significant increase in share count since October 15, 2002 when the Company completed its initial public offering, and the related reduction in interest expense due to the application of the net proceeds thereof. In addition, the prior year’s fourth quarter and full year results contained a non-cash charge against the Company’s non-cash investment in its third party internet commerce provider. The reconciliation of the pro-forma financial information to the most directly comparable GAAP financial information is presented below (in millions, except per share data):

	13 Weeks Ended	Year Ended
	February 1,	February 1,
	2003	2003
Net income	$19.1	$38.3
Loss on write-down of non-cash investment (net of tax)	1.4	1.4
Interest expense reduction (after tax)	—	0.3

Pro-forma net income	$20.5	$40.0

Diluted shares	23.3	20.5
Public offering adjustment	—	2.0

Pro-forma diluted shares	23.3	22.5

Pro-forma diluted earnings per share	$0.88	$1.78